                                                                    EXHIBIT 23.3


          [LETTERHEAD OF BEHRE DOLBEAR & COMPANY, INC. APPEARS HERE]



                                 March 23, 2000

Stillwater Mining Company
One Tabor Center
1200- 17th Street,  Suite 900
Denver, CO  80202

Attention:  Mr. Harry C. Smith

Gentlemen:

We hereby authorize the reference to Behre Dolbear & Company, Inc. ("Behre Dolbear") and the Mineral Inventory of Stillwater Mining Company as of January 1, 1999 prepared by Behre Dolbear on Form 10-K for the year ended December 31, 1999 and the Annual Report of Stillwater Mining Company, to be filed with the United States Securities and Exchange Commission.

We also confirm that we have read the description of the Stillwater Mining Company ore reserves as contained in these filings and have no reason to believe that there is any misrepresentation in the information contained therein that is derived from our report or known to us as a result of services we performed in connection with the preparation of such report.

Sincerely,

BEHRE DOLBEAR & COMPANY, INC.


/s/ Bernard J. Guarnera

Bernard J. Guarnera
President, Chief Executive Officer and
Chief Operating Officer

BJG/tfr